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                                                                    EXHIBIT 99.1


[LETTERHEAD OF MGM GRAND, INC.]


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FOR IMMEDIATE RELEASE               CONTACT:  James J. Murren
---------------------               -------   Chief Financial Officer
                                              MGM Grand, Inc.
                                              (702) 891-3344


                                              John L. Shigley
                                              Chief Financial Officer
                                              Primadonna Resorts, Inc.
                                              (702) 679-7200



                              MGM GRAND, INC. AND
                              -------------------
                           PRIMADONNA RESORTS, INC.
                           ------------------------
                                ANNOUNCE MERGER
                                ---------------


Las Vegas, Nevada, November 9, 1998 -- MGM Grand, Inc. (NYSE: MGG) and Primadonna Resorts, Inc. (NASDAQ:PRMA) announced today that their respective Boards of Directors have approved in principle MGM Grand's acquisition of Primadonna in an all stock transaction. The terms of the merger provide for Primadonna's stockholders to receive 0.33 shares of MGM Grand common stock for each share of Primadonna stock held, or a total of approximately 9.5 million shares of MGM Grand common stock. The transaction is subject to the execution of a definitive merger agreement, Primadonna shareholder approval and the satisfaction of various conditions to be contained in the merger agreement, including obtaining certain regulatory approvals.

The parties expect to enter into a definitive merger agreement within two weeks. The merger is expected to be completed in the first quarter of 1999.

Primadonna's assets include three hotel/casino resorts in Primm, Nevada, 50% ownership of New York - New York Hotel and Casino in Las Vegas, Nevada, and two world class golf courses. The Primm, Nevada hotel/casino resorts and golf courses are located on approximately 590 acres of company-owned land in California and Nevada, of which about 140 acres are undeveloped. In addition, the company leases 142 acres of land in Nevada.

"The combination of Primadonna and MGM Grand affords us the opportunity to take advantage of economies of scale, as well as the diversification of revenues," said J. Terrence Lanni, MGM Grand's Chairman and Chief Executive Officer.

"This is a significant step toward our goal of creating a gaming and entertainment giant," said Alex Yemenidjian, MGM Grand's President and Chief Operating Officer.

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"We believe that the merger is compelling for Primadonna's shareholders. By joining with MGM Grand, Primadonna's shareholders will benefit from MGM Grand's financial strength and exciting growth prospects. The exchange represents a premium for Primadonna, based on stock prices for Primadonna and MGM Grand when negotiations commenced," said Gary E. Primm, Primadonna's Chairman and Chief Executive Officer.

"We believe MGM Grand will continue to enjoy the strongest balance sheet in the gaming industry after the merger. The transaction will be accounted for as a purchase, and the acquisition will be immediately accretive to MGM Grand's earnings, even before taking into effect anticipated cost savings and synergies," said James J. Murren, MGM Grand's Chief Financial Officer

Morgan Stanley Dean Witter is advising Primadonna on this transaction.


                                     * * *

Primadonna Resorts, Inc. is an entertainment, hotel and gaming company. Primadonna owns Whiskey Pete's, Buffalo Bill's and the Primm Valley Resort in Primm, Nevada, two championship golf courses in California, and a 50% interest in New York - New York Hotel and Casino in Las Vegas, Nevada.

MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. The Company operates the MGM Grand Hotel/Casino in Las Vegas, the MGM Grand Hotel/Casino in Darwin, Australia and owns a 50% interest in the New York - New York Hotel/Casino in Las Vegas, Nevada. MGM Grand, Inc. manages casinos in Nelspruit, Witbank and Johannesburg, South Africa. The Company plans to develop a temporary casino in Detroit, Michigan, which is anticipated to open in the summer of 1999, followed by a permanent hotel/casino resort thereafter. MGM Grand, Inc. also has announced plans to develop a hotel/casino resort in Atlantic City, New Jersey.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

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